UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): February 27, 2014

Omnicare, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

1-8269	31-1001351
(Commission File Number)	(I.R.S. Employer Identification No.)

900 Omnicare Center 201 East 4th Street Cincinnati, Ohio 45202
(Address of Principal Executive Offices, Including Zip Code)

(513) 719-2600
(Registrant's telephone number, including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (e) Randall Carpenter, Chief Information Officer of Omnicare, Inc. (the "Company"), has resigned from the Company effective upon the completion of transition assistance, which will be no later than March 31, 2014. The Company and Mr. Carpenter entered into a Separation and General Release Agreement, dated as of February 27, 2014 (the "Separation Agreement"). The Separation Agreement provides that, in accordance with his employment agreement and the Company's Senior Executive Severance Plan, Mr. Carpenter will receive an aggregate cash severance amount of $622,800, payable in eighteen equal monthly installments. In addition, on the termination date, 30,625 shares of unvested restricted stock and options to purchase 840 shares of common stock, previously granted to Mr. Carpenter will become fully vested and exercisable and, in accordance with the terms of his long term incentive award agreements, 4,693 shares of restricted stock and 8,212 performance stock units previously granted to Mr. Carpenter but not yet vested will be forfeited. Mr. Carpenter will also receive benefits and amounts due under the Company's health and welfare benefit plans and will be paid for accrued and unused paid time off. Mr. Carpenter will be subject to noncompetition and nonsolicitation covenants for twelve months following his resignation. The Separation Agreement also contains a release of claims in favor of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Omnicare, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.
By:	/s/ Alexander M. Kayne
Name: Alexander M. Kayne
Title: Senior Vice President, General Counsel and Secretary

Dated:  February 28, 2014